Exhibit 99.1

Pacific Biosciences of California, Inc. Announces Third Quarter 2016 Financial Results

Revenue Increases by 80% Over Same Period in Previous Year

Menlo Park, Calif. – November 2, 2016 – Pacific Biosciences of California, Inc. (NASDAQ: PACB) today announced financial results for its third quarter ended September 30, 2016.

Revenue for the third quarter of 2016 totaled $25.1 million, up 80% compared to $13.9 million for the third quarter of 2015. Product and service revenue for the third quarter of 2016 increased by 109% to $21.5 million, compared to $10.3 million for the third quarter of 2015. Revenue for the third quarter of each of 2016 and 2015 reflected $3.6 million of amortization of the upfront payment pursuant to the Company’s development, commercialization and license agreement with F. Hoffman-La Roche Ltd.

Gross profit for the third quarter of 2016 was $12.6 million, resulting in a gross margin of 50.3%, an increase of $6.1 million compared to gross profit of $6.6 million and a gross margin of 47.1% for the third quarter of 2015. The growth in gross profit and margin was primarily driven by higher margin sales of the Company’s SequelTM System, which was launched in the fourth quarter of 2015.

Operating expenses for the third quarter of 2016 totaled $29.4 million, compared to $3.9 million for the third quarter of 2015. Operating expenses of $3.9 million for the third quarter of 2015 included aggregate expenses of $26.9 million offset by a one-time gain on lease amendments of $23.0 million. Operating expenses for the third quarters of 2016 and 2015 included non-cash stock-based compensation of $4.5 million and $2.9 million, respectively.

Net loss for the third quarter of 2016 was $17.5 million and net loss per share for the third quarter of 2016 was $0.19 per share. Net income for the third quarter of 2015 was $1.8 million and net income per share for the third quarter of 2015 was $0.02 per share, primarily driven by a one-time gain on lease amendments of $23.0 million.

Cash and investments at September 30, 2016 totaled $87.3 million, compared to $82.3 million at December 31, 2015.

Quarterly Conference Call Information

Management will host a quarterly conference call to discuss its third quarter 2016 results today at 4:30 p.m. Eastern Time. Investors may listen to the call by dialing 1.888.366.7247, or if outside the U.S., by dialing +1.707.287.9330. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at http://investor.pacificbiosciences.com/ .

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers sequencing systems to help scientists resolve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) Technology, Pacific Biosciences’ products enable: de novo genome assembly to finish genomes in order to more fully identify, annotate and decipher genomic structures; full-length transcript analysis to improve annotations in reference genomes, characterize alternatively spliced isoforms in important gene families, and find novel genes; targeted sequencing to more comprehensively characterize genetic variations; and real-time kinetic information for epigenome characterization. Pacific Biosciences’ technology provides high accuracy, ultra-long reads, uniform coverage, and is the only DNA sequencing technology that provides the ability to simultaneously detect epigenetic changes. PacBio® sequencing systems, including consumables and software, provide a simple, fast, end-to-end workflow for SMRT Sequencing.  More information is available at www.pacb.com

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the timeline for Pacific Biosciences’ potential development of products, including for Roche, future uses, quality or performance of, or benefits of using, products or technologies and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.” Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

	Three-month Periods Ended September 30,		Nine -month Periods Ended September 30,
	2016	2015	2016	2015
Revenue:
Product revenue	$18,050	$7,570	$44,016	$27,703
Service and other revenue	3,472	2,751	10,188	8,010
Contractual revenue	3,596	3,596	10,788	20,788
Total revenue	25,118	13,917	64,992	56,501
Cost of Revenue:
Cost of product revenue	9,273	5,119	23,268	23,289
Cost of service and other revenue	3,207	2,247	8,938	6,228
Total cost of revenue	12,480	7,366	32,206	29,517
Gross profit	12,638	6,551	32,786	26,984
Operating Expense:
Research and development	17,479	16,162	51,362	45,688
Sales, general and administrative	11,894	10,818	34,794	32,411
Gain on lease amendments	—	(23,043)	—	(23,043)
Total operating expense	29,373	3,937	86,156	55,056
Operating income (loss)	(16,735)	2,614	(53,370)	(28,072)
Interest expense	(821)	(741)	(2,395)	(2,153)
Other income (expense), net	62	(52)	420	(62)
Net income (loss)	$(17,494)	$1,821	$(55,345)	$(30,287)

Net income (loss) per share:
Basic	$(0.19)	$0.02	$(0.63)	$(0.41)
Diluted	$(0.19)	$0.02	$(0.63)	$(0.41)

Weighted average shares outstanding used in calculating net income (loss) per share
Basic	92,110	75,205	87,969	74,699
Diluted	92,110	80,479	87,969	74,699

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands)

	September 30,	December 31,
	2016	2015
Assets
Cash and investments	$87,333	$82,270
Accounts receivable	11,761	5,245
Inventory	16,473	10,955
Prepaid and other current assets	6,900	12,071
Property and equipment	14,003	8,548
Long-term restricted cash	4,500	4,500
Other long-term Assets	9,665	7,518
Total Assets	$150,635	$131,107

Liabilities and Stockholders' Equity
Accounts payable	$8,311	$4,749
Accrued expenses	16,482	15,551
Deferred service revenue	7,456	7,958
Deferred contractual revenue	1,347	12,134
Other liabilities	2,347	1,627
Financing derivative	218	600
Notes payable	15,794	14,948
Stockholders' equity	98,680	73,540
Total Liabilities and Stockholders' Equity	$150,635	$131,107